Exhibit 10.10

SPIRIT REALTY CAPITAL, INC.

DIRECTOR COMPENSATION PROGRAM

This Spirit Realty Capital, Inc. (the “Company”) Director Compensation Program (this “Program”) for Directors (as defined below) shall be effective upon the Company Merger Effective Time (as defined below).

Definitions

For purposes of this Program, the following definitions shall apply. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”).

“Board” shall mean the board of directors of the Company.

“Cole Designees” shall have the meaning set forth in the Merger Agreement.

“Company Merger Effective Date” shall mean the date on which the Company Merger Effective Time occurs.

“Company Merger Effective Time” shall have the meaning set forth in the Merger Agreement.

“Directors” shall mean the non-employee directors of the Company.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated January 22, 2013, by and between Spirit Realty Capital, Inc., a Maryland corporation, Spirit Realty, L.P., a Delaware limited partnership, Cole Credit Property Trust II, Inc., a Maryland corporation, and Cole Operating Partnership II, LP, a Delaware limited partnership.

Cash Compensation

Annual retainers will be paid in the following amounts to Directors:

Director:	$70,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Lead Independent Director:	$20,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter. Annual retainers will be pro-rated to reflect any partial year of service.

Each Director shall receive Board meeting fees in the amount of $500 per Board meeting for telephonic attendance and $1,000 per Board meeting for in-person attendance.

Equity Compensation

Initial Restricted Stock Grant:	Except with respect to the Cole Designees, each Director who is initially elected or appointed to serve on the Board after the Company Merger Effective Time shall be granted Restricted Stock with a value of $80,000 on the date of such initial election or appointment (the “Initial Restricted Stock Grant”). The Initial Restricted Stock Grant shall vest in full on the first anniversary of the initial election or appointment of the Director, subject to continued service through the vesting date.

Each Cole Designee shall be granted, as of the Company Merger Effective Time, Restricted Stock with a value of $80,000 on the Company Merger Effective Date (the “Cole Designee Initial Restricted Stock Grant”). The Cole Designee Initial Restricted Stock Grant shall vest in full on the first anniversary of the Company Merger Effective Date, subject to continued service through the vesting date.

Annual Common Stock Grant:	For each calendar year beginning after 2013, each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders shall be granted Common Stock with a value of $80,000 on such date.

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock and Common Stock hereby are subject in all respects to the terms of such Plan (as applicable). The grant of any Restricted Stock under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective at the Company Merger Effective Time. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Restricted Stock or Common Stock granted pursuant to the Program.